UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 3, 2023

NETSTREIT Corp.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-39443	84-3356606
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2021 McKinney Avenue Suite 1150 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)
972-200-7100
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NTST	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Interim Chief Financial Officer Resignation

On April 3, 2023, Lori Wittman, Interim Chief Financial Officer and Treasurer of NETSTREIT Corp. (the “Company”), notified the Company of her intent to resign from such positions effective April 7, 2023. Ms. Wittman will continue to serve as a director of the Company.

Chief Financial Officer Appointment

On April 3, 2023, the Company announced the appointment of Daniel P. Donlan as its Chief Financial Officer and Treasurer, effective April 10, 2023. Mr. Donlan previously served as Senior Vice President, Head of Capital Markets at Essential Properties Realty Trust, Inc. (NYSE: EPRT), a net lease REIT focused on sale-leaseback transactions with middle-market tenants, from February 2018 through March 2023. Prior to that, Mr. Donlan was a Managing Director at Ladenburg Thalmann & Co. from January 2013 to January 2018, where he served as the company’s lead REIT research analyst. Prior to that, Mr. Donlan was as a Vice President at Janney Capital Markets where he worked from June 2007 to January 2013, and an associate research analyst at BB&T Capital Markets where he worked from April 2004 to May 2007. Mr. Donlan began his career as a sales and leasing associate at Thalhimer Cushman & Wakefield in Richmond, VA. Mr. Donlan received a B.B.A. in Finance from the University of Notre Dame. There are no transactions or relationships between the Company and Mr. Donlan that are reportable under Item 404(a) of Regulation S-K.

In connection with his appointment, on March 24, 2023, NETSTREIT Management, LLC entered into an Executive Employment Agreement, effective April 10, 2023, with Mr. Donlan (the “Employment Agreement”). The Employment Agreement provides for, among other things: (1) an annual base salary of $350,000; (2) an annual cash incentive bonus with a target bonus opportunity of 100% of annual base salary, with the actual amount earned ranging from 0% to 200% of target based on actual achievement against performance metrics to be established by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”); (3) an initial equity grant to be made on Mr. Donlan’s start date with an aggregate grant date fair value of $650,000, which will vest in substantially equal annual installments on each of the first three anniversaries of the grant date; (4) relocation expense reimbursement in an amount not to exceed $25,000 in connection with Mr. Donlan’s relocation to the Dallas, Texas area; (5) eligibility to receive annual long term incentive compensation awards in form, including vesting restrictions, in an amount determined in the sole discretion of the Compensation Committee; and (6) participation in the Company’s employee benefit and welfare plans. The Employment Agreement provides for a three-year term, with automatic one-year renewals thereafter unless either party provides 60 days’ notice of intent not to renew the term.

Pursuant to the Employment Agreement, in the event Mr. Donlan is terminated without “cause” or for “good reason” outside of a “change in control” (each term as defined in the Employment Agreement), subject to a general release of claims in favor of the Company, he would be entitled to: (1) cash severance equal to the sum of his base salary and his target bonus opportunity; (2) any earned but unpaid annual bonus with respect to the year prior to the year of the termination; (3) a pro rata bonus for the year of the termination (based on actual performance); (4) full acceleration of time-based equity awards and pro-rated vesting of performance-based equity awards, based on actual performance; and (5) Company payment of the cost of continued health coverage for up to 18 months post-termination (“Non-CIC Benefits”). If the termination without cause or for good reason occurs at the time of or within the 12 months following a change in control, then in addition to the other Non-CIC Benefits, Mr. Donlan’s cash severance would increase to the sum of two times the sum of his base salary and target bonus opportunity. In the event that Mr. Donlan’s employment is terminated due to his death or disability, he is entitled to: (1) a cash payment equal to two months’ base salary; (2) any earned but unpaid annual bonus with respect to the year prior to the year of the termination; (3) a pro rata bonus for the year of the termination (based on actual performance); (4) accelerated vesting of equity awards as set forth above for a termination without cause; and (5) Company payment of the cost of continued health coverage for up to 18 months.

The foregoing description of the Employment Agreement is qualified in its entirety to the Employment Agreement filed as Exhibit 10.1 and incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On April 3, 2023, the Company issued a press release announcing the appointment of Mr. Donlan as Chief Financial Officer and Treasurer. A copy of the press release is furnished as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description
10.1*	Employment Agreement, dated March 24, 2023, between NETSTREIT Management, LLC and Daniel P. Donlan.
99.1	Press release dated April 3, 2023.
104	Cover page interactive data file (embedded within the inline XBRL document).

*	Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETSTREIT Corp.

April 3, 2023	/s/ MARK MANHEIMER
Date	Mark Manheimer
President and Chief Executive Officer